Exhibit 10.34

Execution Version

VIA FACSIMILE

August 22, 2011

Mr. G.J. Hart

Louisville, Kentucky

Re:          Consulting Agreement between G.J. Hart and Texas Roadhouse, Inc.

(the “Company”)

Dear G.J.

This letter is intended to memorialize the agreement recently reached between you and the Company.

Effective simultaneously with the Company’s board of director’s acceptance of your resignation on August 17, 2001, you and the Company have agreed that you will provide consulting services to the Company from August 17, 2011 through and including January 2, 2012 to ensure a smooth transition of duties to the newly-appointed Chief Executive Officer and President of the Company.  You have agreed to be reasonably available for consultation on an as-needed basis, provided that the consultation does not interfere with your fiduciary duties and time commitments to your new employer.

As consideration for the consulting services to be provided, the Company’s board of directors has accelerated the vesting of a grant of 60,000 restricted stock units from January 7, 2012 to January 2, 2012.

You have agreed that you will not hereafter utter, publish, disclose or convey to any other person or entity, any negative or disparaging comments about or regarding the Company, its subsidiaries and affiliates or any of their respective officers, directors, employees, policies, or practices, whether or not you believe such statements to be truthful.  The Company has agreed that it will direct its executive officers and members of its board of directors to not hereafter utter, publish, disclose or convey to any other person or entity, any negative or disparaging comments about or regarding you, whether or not the executive officer or director believes such statements to be truthful.

You acknowledge that you have received all compensation due to you under the Employment Agreement entered into effective December 26, 2007, as it has been amended, except for:  payment of base salary for the payroll period through and including August 17, 2011; reimbursement for business expenses incurred through and including August 17, 2011; prorated bonus earned for the third fiscal quarter through and including August 17, 2011; and any upward adjustment to earned bonuses for the first and second full fiscal quarters and for the third fiscal quarter prorated through August 17, 2011 which the Company may make based on the full fiscal year level of achievement of the Company’s earnings per diluted share growth plan.

You also acknowledge that your COBRA rights will be available commencing September 1, 2011.  As additional consideration for the consulting services to be provided, the Company will make direct payments to the insurance carriers on your behalf that portion of the cost of continuing your current elections for insurance which the Company had been contributing prior to your resignation.  The Company’s payments will be made for coverage through December 31, 2011.

Lastly, you acknowledge that certain covenants of your Employment Agreement, including the covenants regarding confidential information and intellectual property, and the covenants not to compete, hire or solicit survive your resignation for the periods stated within the Employment Agreement.

If this letter accurately reflects our agreement, please so indicate by signing below.

Again, we truly appreciate your partnership and leadership over the last eleven years, and we look forward to our continuing relationship as outlined in this letter.

Sincerely,

/s/ W. Kent Taylor
W. Kent Taylor
Chairman, Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ G. J. Hart
G.J. Hart

August 22, 2011
Date